Exhibit 99.3

VIA EMAIL FROM RYAN MORRIS TO WAYNE YETTER

May 15, 2013

Wayne,

Thank you for your letter of May 14, 2013. I am deeply aware of and take my fiduciary duties seriously as Executive Chairman and a director of the Company. I do not believe there are any actual conflicts of interests in my exploring whether I can put together a proposal for the newly formed Special Committee to consider in its sole discretion. I am also conscience that any such proposal will need to be put to a shareholder vote so that shareholders can have the opportunity to decide for themselves whether any such proposal might be in their best interests.

I also believe that I can fulfill my duties as Executive Chairman while exploring this strategic option. Nevertheless recognizing the concerns expressed in your letter I am willing to agree to step down temporarily on a voluntary basis as Executive Chairman while remaining a member of the board. This leave of absence would be in effect only while I explore the possibility of being able to present a strategic proposal to the Special Committee and be reinstated once this process is complete. I agree that during such period my compensation as a director should be like an independent director. If this acceptable to the rest of the Board then I would be willing to work diligently towards the June 15th date set forth in your letter.

Also to be clear, I also believe a level playing field should be available to any other interested party and I trust the Special Committee will take the necessary steps to ensure this occurs. You have my full support.

Ryan